FOR IMMEDIATE RELEASE

inVentiv Health to Acquire AWAC,

Leader in Providing Medical Cost Containment Services to Payors

Acquisition Further Broadens inVentiv’s Business into the Payor Marketplace with a Differentiated IT-Driven Services Leader

SOMERSET, NEW JERSEY, June 26, 2007 -- inVentiv Health, Inc. (NASDAQ: VTIV) today announced that it has signed a definitive agreement to acquire Innovative Health Strategies, Inc. and the related AWAC.MD business (collectively “AWAC”), a leading provider of proprietary IT-driven cost containment and medical consulting solutions to third party administrators (“TPAs”), ERISA self-funded plans, fully insured plans, employer groups, managing general underwriters (“MGUs”) and insurance carriers.

Founded in 1994 by a group of leading physicians, AWAC provides unique data integration and access and analysis capabilities including real-time claims evaluation and intervention, disease management, demand management, risk assessment, wellness programs and pre-certification. AWAC®, the Company’s core proprietary software platform, utilizes over 60,000 unique algorithms applied to client provider claims, pharmacy data, pre-certification and related data to uncover opportunities for cost reductions, improvement in quality of care and management of chronic disease conditions, both prospectively and retrospectively. Fiscal Therapy® integrates patient-specific clinical and claims data, including medical charts, progress notes and industry standard clinical practices to facilitate and support review of target cases selected by AWAC physicians and nurses.

Under the terms of the agreement, inVentiv will acquire AWAC for $75 million in cash and stock, plus earn-out payments for exceeding specified financial targets. The transaction, which is subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions, is expected to close in the third quarter. The acquisition is expected to be immediately accretive to inVentiv’s earnings.

“We have been assessing broader healthcare opportunities for some time as a number of our current offerings have applicability beyond our traditional pharmaceutical customers, and believe there is a significant market opportunity in better managing medical costs and outcomes,” said Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health. “The AWAC team has built a unique IT-driven platform combined with targeted physician-led interventions which has been remarkably effective in tackling these issues. We’re very excited that the addition of AWAC more broadly positions inVentiv Health to help address medical outcomes across the health care industry and adds a significant new growth platform to our business.”

“We have focused over the past 13 years on building a best-in-class platform that can tackle head-on the issues of medical costs and quality outcomes from a physician perspective,” said Rick Richards, MD, founder and Chief Executive Officer of AWAC. “Now is the right time to take our business to another level, and we believe inVentiv will be an ideal partner in doing so. inVentiv has demonstrated a stellar track record of building businesses, and we expect their unrivaled sales and marketing expertise and complementary patient-focused capabilities will help us broaden our business and fully commercialize our offerings.”

Upon the close of the transaction, AWAC will become a wholly-owned subsidiary of inVentiv Health. The AWAC® brand will remain and Dr. Richards will continue as President and CEO of AWAC, with its physicians and leadership team intact, and reporting into Blane Walter, President of inVentiv Health.

Conference Call Details

inVentiv will host a conference call today, June 26, 2007, at 5:30pm EDT to discuss its acquisition of AWAC. Call In Number: 800-358-8448 (Domestic) or 706-634-1367 (International) Live and Archived Webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through July 3, 2007 at 800-642-1687. The conference ID number for the replay is 4413978.

About AWAC

Founded in 1994 by a group of leading physicians, AWAC provides unique data integration and access and analysis capabilities including real-time claims evaluation and intervention, disease management, demand management, risk assessment, wellness programs and pre-certification. AWAC’s team of staff physicians and nurses and a network of over 100 independent specialty physicians utilize the AWAC® and Fiscal Therapy® platform to negotiate costs savings for clients and improve the quality of care for patients. AWAC clients include TPAs, ERISA self-funded plans, fully insured plans, employer groups, MGUs and insurance carriers. AWAC is headquartered in Martinez, Georgia.

About inVentiv Health

inVentiv Health (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications and inVentiv Commercial. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.